EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2023 Results

MARIETTA, Pa., Feb. 22, 2024 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year ended December 31, 2023.

Significant items for fourth quarter of 2023 (all comparisons to fourth quarter of 2022):

  Net premiums earned increased 6.2% to $226.2 million
  Combined ratio of 106.8%, compared to 102.8%
  Net loss of $2.0 million, or 6 cents per Class A share, compared to net income of $3.5 million, or 11 cents per diluted Class A share
  Net investment gains (after tax) of $1.8 million, or 5 cents per Class A share, compared to $0.5 million, or 2 cents per diluted Class A share, are included in net (loss) income

Significant items for full year of 2023 (all comparisons to full year of 2022):

  Net premiums earned increased 7.2% to $882.1 million
  Combined ratio of 104.4%, compared to 103.3%
  Net income of $4.4 million, or 14 cents per diluted Class A share, compared to net loss of $2.0 million, or 6 cents per Class A share
  Net investment gains (after tax) of $2.5 million, or 8 cents per diluted Class A share, compared to net investment losses (after tax) of $8.0 million, or 26 cents per Class A share, are included in net income (loss)
  Book value per share of $14.39 at December 31, 2023, compared to $14.79 at year-end 2022

Financial Summary

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$226,185	$212,991	6.2%	$882,071	$822,490	7.2%
Investment income, net	10,710	9,385	14.1	40,853	34,016	20.1
Net investment gains (losses)	2,243	626	258.3	3,173	(10,185)	NM2
Total revenues	239,468	223,444	7.2	927,338	848,221	9.3
Net (loss) income	(1,970)	3,479	NM	4,426	(1,959)	NM
Non-GAAP operating (loss) income[1]	(3,742)	2,985	NM	1,919	6,087	-68.5
Annualized (loss) return on average equity	-1.7%	2.9%	NM	0.9%	-0.4%	NM

Per Share Data
Net (loss) income – Class A (diluted)	$(0.06)	$0.11	NM	$0.14	$(0.06)	NM
Net (loss) income – Class B	(0.06)	0.09	NM	0.11	(0.07)	NM
Non-GAAP operating (loss) income – Class A (diluted)	(0.11)	0.09	NM	0.06	0.20	-70.0%
Non-GAAP operating (loss) income – Class B	(0.11)	0.08	NM	0.04	0.16	-75.0
Book value	14.39	14.79	-2.7%	14.39	14.79	-2.7

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “As we closed out 2023 and shifted our focus to 2024, we have continued to execute on our numerous strategic initiatives, particularly focusing on action items related to individual state strategies and profit improvement measures. Our independent agents are responding favorably to our new and modernized small commercial products and agency portal, and we are employing our advanced capabilities to attract growth within that profitable market segment. During the fourth quarter, we saw a continuation of improvement within our commercial lines underwriting results, partly due to the lowest quarterly impact of weather-related losses we have experienced since the first quarter of 2022, coupled with lower-than-average large fire loss severity. Our personal lines underwriting results continued to reflect the impact of increased claim severity and residual inflationary impacts on loss trends. We are implementing various measures to reduce our operating expenses incrementally over the next several years, noting that the expense ratio impact from costs associated with our major systems modernization project will peak in 2024 before beginning to subside gradually.

“Actions related to our strategic decision to non-renew commercial accounts in geographies and classes we targeted for exit or profit improvement continued to progress and contributed to the modest decrease in commercial lines net premiums earned. While attrition from this effort more than offset strong renewal and retention rates, we expect the removal of those underperforming accounts will accelerate our return to target profitability levels in future periods. As planned, we slowed new business growth in our personal lines and implemented significant rate increases for retained policies throughout 2023. We will continue to take significant rate increases through 2024 to achieve and maintain rate adequacy in our personal lines segment. While the insurance landscape continues to evolve, our dedicated team remains keenly focused on execution as we navigate both the current and future environment with the ultimate goal of achieving sustained excellent financial performance,” Mr. Burke concluded.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), two New England states (Maine and New Hampshire), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands)
Net Premiums Earned
Commercial lines	$133,602	$134,185	-0.4%	$533,029	$521,227	2.3%
Personal lines	92,583	78,806	17.5	349,042	301,263	15.9
Total net premiums earned	$226,185	$212,991	6.2%	$882,071	$822,490	7.2%

Net Premiums Written
Commercial lines:
Automobile	$39,888	$38,228	4.3%	$174,741	$167,774	4.2%
Workers' compensation	22,283	25,019	-10.9	107,598	111,892	-3.8
Commercial multi-peril	48,010	47,867	0.3	195,632	200,045	-2.2
Other	10,544	11,416	-7.6	50,458	51,135	-1.3
Total commercial lines	120,725	122,530	-1.5	528,429	530,846	-0.5
Personal lines:
Automobile	54,609	45,429	20.2	215,957	181,129	19.2
Homeowners	34,653	29,705	16.7	139,688	120,087	16.3
Other	2,706	2,749	-1.6	11,623	11,468	1.4
Total personal lines	91,968	77,883	18.1	367,268	312,684	17.5
Total net premiums written	$212,693	$200,413	6.1%	$895,697	$843,530	6.2%

Net Premiums Written

The 6.1% increase in net premiums written1 for the fourth quarter of 2023 compared to the fourth quarter of 2022, as shown in the table above, represents the combination of a 1.5% decrease in commercial lines net premiums written and 18.1% growth in personal lines net premiums written. The $12.3 million increase in net premiums written for the fourth quarter of 2023 compared to the fourth quarter of 2022 included:

  Commercial Lines: $1.8 million decrease that we attribute primarily to planned attrition in states we are exiting or have targeted for profit improvement and lower new business writings, offset partially by strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation.
  Personal Lines: $14.1 million increase that we attribute primarily to a continuation of renewal premium rate increases and strong policy retention.

The $52.2 million increase in net premiums written for the full year of 2023 compared to the full year of 2022 included:

  Commercial Lines: $2.4 million decrease that we attribute primarily to planned attrition in states we are exiting or have targeted for profit improvement and lower new business writings, offset partially by strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation.
  Personal Lines: $54.6 million increase that we attribute primarily to a continuation of renewal premium rate increases and strong policy retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months and full years ended December 31, 2023 and 2022:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	61.8%	62.7%	57.5%	59.8%
Loss ratio - weather-related losses	5.9	7.7	8.3	7.7
Loss ratio - large fire losses	4.8	6.2	5.2	6.5
Loss ratio - net prior-year reserve development	-0.4	-6.7	-1.9	-5.4
Loss ratio	72.1	69.9	69.1	68.6
Expense ratio	34.1	32.3	34.7	34.1
Dividend ratio	0.6	0.6	0.6	0.6
Combined ratio	106.8%	102.8%	104.4%	103.3%

Statutory Combined Ratios
Commercial lines:
Automobile	104.8%	96.0%	97.3%	98.0%
Workers' compensation	107.9	107.0	96.6	97.3
Commercial multi-peril	107.8	122.5	112.3	116.9
Other	95.0	77.9	85.5	80.8
Total commercial lines	105.8	107.4	101.6	103.7
Personal lines:
Automobile	119.7	114.0	109.7	103.8
Homeowners	101.3	88.7	108.6	111.0
Other	59.2	58.7	75.8	52.1
Total personal lines	111.1	101.2	108.2	102.8
Total lines	107.8%	104.9%	104.2%	103.3%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2023, the loss ratio increased to 72.1%, compared to 69.9% for the fourth quarter of 2022. The core loss ratio, which excludes weather-related losses, large fire losses and net favorable development of reserves for losses incurred in prior accident years, was 61.8% for the fourth quarter of 2023, compared to 62.7% for the fourth quarter of 2022. For the commercial lines segment, the core loss ratio of 59.6% for the fourth quarter of 2023 improved from 63.9% for the fourth quarter of 2022, primarily as the result of ongoing premium rate increases in all lines except workers’ compensation and reduced exposures in underperforming states over the past several years. For the personal lines segment, the core loss ratio of 65.1% for the fourth quarter of 2023 increased from 60.7% for the fourth quarter of 2022, due largely to higher average personal automobile liability claim severity and ongoing inflationary impacts on automobile repair and replacement costs.

Weather-related losses of $13.4 million, or 5.9 percentage points of the loss ratio, for the fourth quarter of 2023 decreased from $16.5 million, or 7.7 percentage points of the loss ratio, for the fourth quarter of 2022. Our insurance subsidiaries did not incur significant losses from any single weather event during the fourth quarter of 2023, compared to $5.0 million in losses from Winter Storm Elliott in late December 2022 that were primarily related to water damage from frozen pipes in commercial properties. The impact of weather-related loss activity to the loss ratio for the fourth quarter of 2023 remained higher than our previous five-year average of 5.3 percentage points for fourth quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $10.8 million, or 4.8 percentage points of the loss ratio, for the fourth quarter of 2023. That amount compared favorably to large fire losses of $13.1 million, or 6.2 percentage points of the loss ratio, for the fourth quarter of 2022, with the decrease primarily reflecting lower average severity in commercial property fire losses.

Net favorable development of reserves for losses incurred in prior accident years of $0.9 million reduced the loss ratio for the fourth quarter of 2023 by 0.4 percentage points. For the fourth quarter of 2023, our insurance subsidiaries experienced favorable development primarily in personal automobile, workers’ compensation, homeowners and commercial automobile losses, offset partially by unfavorable development in commercial multi-peril and other commercial losses. Net favorable development of reserves for losses incurred in prior accident years of $14.2 million reduced the loss ratio for the fourth quarter of 2022 by 6.7 percentage points. For the prior-year quarter, our insurance subsidiaries experienced favorable development primarily in commercial automobile, homeowners and personal automobile losses.

Loss Ratio – Full Year

For the full year of 2023, the loss ratio increased modestly to 69.1%, compared to 68.6% for the full year of 2022. The 2023 core loss ratio decreased by 2.3 percentage points to 57.5% from 59.8% for 2022. For the commercial lines segment, the core loss ratio of 56.3% improved from 60.9% for 2022, primarily as the result of ongoing premium rate increases in all lines except workers’ compensation and reduced exposures in underperforming states over the past several years. For the personal lines segment, the core loss ratio of 59.4% for 2023 increased from 58.1% in 2022, primarily due to higher average personal automobile liability claim severity and ongoing inflationary impacts on automobile repair and replacement costs.

Weather-related losses for the full year of 2023 were $72.9 million, or 8.3 percentage points of the loss ratio, compared to $63.5 million, or 7.7 percentage points of the loss ratio, for the full year of 2022. The loss ratio impact of weather-related losses for the full year of 2023 was modestly higher than the previous five-year average of 7.1 percentage points of the loss ratio.

Large fire losses were $45.4 million, or 5.2 percentage points of the loss ratio, for the full year of 2023, compared to $53.5 million, or 6.5 percentage points of the loss ratio, for the full year of 2022. The average claim severity for large commercial property fires and home fires decreased for the full year of 2023 compared to 2022.

Net favorable development of reserves for losses incurred in prior accident years of $16.7 million reduced the loss ratio for the full year of 2023 by 1.9 percentage points. For the full year of 2023, our insurance subsidiaries experienced favorable development in losses primarily in the commercial automobile, personal automobile, workers’ compensation and homeowners lines of business. Net favorable development of reserves for losses incurred in prior accident years of $44.8 million reduced the loss ratio for the full year of 2022 by 5.4 percentage points. For the prior year, our insurance subsidiaries experienced favorable development in losses in all major lines of business, with primary favorable impact in the personal automobile and commercial automobile lines of business.

Expense Ratio

The expense ratio was 34.1% for the fourth quarter of 2023, compared to 32.3% for the fourth quarter of 2022. The increase in the expense ratio primarily reflected higher technology costs, including those related to our ongoing systems modernization initiatives.

The expense ratio was 34.7% for the full year of 2023, compared to 34.1% for the full year of 2022. An increase in technology systems-related expenses was partially offset by decreased underwriting-based incentive costs for our employees for 2023 compared to 2022.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.6% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2023.

	December 31, 2023		December 31, 2022
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$176,991	13.3%	$166,883	12.8%
Obligations of states and political subdivisions	415,280	31.3	422,253	32.4
Corporate securities	399,640	30.1	393,787	30.2
Mortgage-backed securities	278,260	21.0	229,308	17.5
Allowance for expected credit losses	(1,326)	-0.1	-	0.0
Total fixed maturities	1,268,845	95.6	1,212,231	92.9
Equity securities, at fair value	25,903	2.0	35,105	2.7
Short-term investments, at cost	32,306	2.4	57,321	4.4
Total investments	$1,327,054	100.0%	$1,304,657	100.0%

Average investment yield	3.1%		2.6%
Average tax-equivalent investment yield	3.2%		2.7%
Average fixed-maturity duration (years)	4.3		5.9

Total investments at December 31, 2023 increased by $22.4 million compared to December 31, 2022, due to new funds invested and $7.7 million of unrealized gains within our available-for-sale fixed-maturity portfolio that resulted from a modest decrease in market interest rates during 2023.

Net investment income of $10.7 million for the fourth quarter of 2023 increased 14.1% compared to $9.4 million in net investment income for the fourth quarter of 2022, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior-year fourth quarter. Net investment income of $40.9 million for the full year of 2023 increased 20.1% compared to the full year of 2022, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior year.

Net investment gains were $2.2 million for the fourth quarter of 2023, compared to $0.6 million for the fourth quarter of 2022. We attribute the gains to the quarterly increases in the market value of the equity securities held at the end of the respective periods.

Net investment gains were $3.2 million for the full year of 2023, compared to net investment losses of $10.2 million for the full year of 2022. We attribute the gains and losses to the change in the market value of the equity securities held at the end of the respective periods.

Our book value per share was $14.39 at December 31, 2023, compared to $14.79 at December 31, 2022, as increases from net income, stock issuance and unrealized gains within our available-for-sale fixed-maturity portfolio during 2023 were more than offset by the dividends we declared during the year.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$226,185	$212,991	6.2%	$882,071	$822,490	7.2%
Change in net unearned premiums	(13,492)	(12,578)	7.3	13,626	21,040	-35.2
Net premiums written	$212,693	$200,413	6.1%	$895,697	$843,530	6.2%

The following table provides a reconciliation of net (loss) income to operating (loss) income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$(1,970)	$3,479	NM	$4,426	$(1,959)	NM
Investment (gains) losses (after tax)	(1,772)	(494)	258.7%	(2,507)	8,046	NM
Non-GAAP operating (loss) income	$(3,742)	$2,985	NM	$1,919	$6,087	-68.5%

Per Share Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.06)	$0.11	NM	$0.14	$(0.06)	NM
Investment (gains) losses (after tax)	(0.05)	(0.02)	150.0%	(0.08)	0.26	NM
Non-GAAP operating (loss) income – Class A	$(0.11)	$0.09	NM	$0.06	$0.20	-70.0%

Net (loss) income – Class B	$(0.06)	$0.09	NM	$0.11	$(0.07)	NM
Investment (gains) losses (after tax)	(0.05)	(0.01)	400.0%	(0.07)	0.23	NM
Non-GAAP operating (loss) income – Class B	$(0.11)	$0.08	NM	$0.04	$0.16	-75.0%

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On December 21, 2023, we declared regular quarterly cash dividends of $0.17 per share for our Class A common stock and $0.1525 per share for our Class B common stock, which we paid on February 15, 2024 to stockholders of record as of the close of business on February 1, 2024.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, February 22, 2024, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly and annual results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and policyholders.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), prolonged economic challenges resulting from the COVID-19 pandemic, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of (Loss) Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2023	2022

Net premiums earned	$226,185	$212,991
Investment income, net of expenses	10,710	9,385
Net investment gains	2,243	626
Lease income	85	89
Installment payment fees	245	353
Total revenues	239,468	223,444

Net losses and loss expenses	163,154	148,833
Amortization of deferred acquisition costs	39,149	37,563
Other underwriting expenses	38,032	31,171
Policyholder dividends	1,225	1,384
Interest	156	156
Other expenses, net	233	253
Total expenses	241,949	219,360

(Loss) income before income tax (benefit) expense	(2,481)	4,084
Income tax (benefit) expense	(511)	605

Net (loss) income	$(1,970)	$3,479

Net (loss) income per common share:
Class A - basic and diluted	$(0.06)	$0.11
Class B - basic and diluted	$(0.06)	$0.09

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,702,646	26,982,221
Class A - diluted	27,726,318	27,052,204
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$212,693	$200,413

Book value per common share
at end of period	$14.39	$14.79

Donegal Group Inc.
Consolidated Statements of Income (Loss)
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2023	2022

Net premiums earned	$882,071	$822,490
Investment income, net of expenses	40,853	34,016
Net investment gains (losses)	3,173	(10,185)
Lease income	347	384
Installment payment fees	894	1,516
Total revenues	927,338	848,221

Net losses and loss expenses	609,178	564,079
Amortization of deferred acquisition costs	154,214	142,430
Other underwriting expenses	151,748	137,924
Policyholder dividends	5,313	5,560
Interest	620	621
Other expenses, net	1,201	1,245
Total expenses	922,274	851,859

Income (loss) before income tax expense (benefit)	5,064	(3,638)
Income tax expense (benefit)	638	(1,679)

Net income (loss)	$4,426	$(1,959)

Net income (loss) per common share:
Class A - basic and diluted	$0.14	$(0.06)
Class B - basic and diluted	$0.11	$(0.07)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,469,250	26,409,290
Class A - diluted	27,562,785	26,536,668
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$895,697	$843,530

Book value per common share
at end of period	$14.39	$14.79

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2023	2022
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$679,497	$688,439
Available for sale, at fair value	589,348	523,792
Equity securities, at fair value	25,903	35,105
Short-term investments, at cost	32,306	57,321
Total investments	1,327,054	1,304,657
Cash	23,792	25,123
Premiums receivable	179,592	173,846
Reinsurance receivable	441,431	456,522
Deferred policy acquisition costs	75,043	73,170
Prepaid reinsurance premiums	168,724	160,591
Other assets	50,658	49,440
Total assets	$2,266,294	$2,243,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,126,157	$1,121,046
Unearned premiums	599,411	577,653
Accrued expenses	3,947	4,226
Borrowings under lines of credit	35,000	35,000
Other liabilities	22,034	21,831
Total liabilities	1,786,549	1,759,756
Stockholders' equity:
Class A common stock	308	301
Class B common stock	56	56
Additional paid-in capital	335,694	325,602
Accumulated other comprehensive loss	(32,882)	(41,704)
Retained earnings	217,795	240,564
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	479,745	483,593
Total liabilities and stockholders' equity	$2,266,294	$2,243,349